Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent petroleum engineers, we hereby consent to (i) the incorporation by reference in the Registration Statement on Form S-3 of Gasco Energy, Inc. (the “Company”) of all references to Netherland, Sewell & Associates, Inc. independent petroleum engineers, and the estimates prepared by such independent petroleum engineers appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission and incorporated by reference in the Registration Statement, and (ii) the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
August 21, 2008